Exhibit 10.18

Summary of Director and Executive Officer Compensation

Compensation of Directors

      Each non-employee director receives an annual retainer of $20,000, payable quarterly, plus $1,000 for attending board and committee meetings. The Chairman of the Audit Committee receives $6,000 annually and the Chairmen of the Conflicts and Compensation, Nominating and Governance Committees receive $2,000 annually. In February 2004, each of the non-employee directors received a grant of 1,350 phantom units, which will vest in February 2008. On October 18, 2004, upon the vesting of a portion of their phantom units granted in 2003, Messrs. Carmichael, Karn, Scott, Morian, Smith and Krueger each received a cash payment of $59,073, representing the market value of their vested phantom units. On January 25, 2005, Mr. Blakely received a cash payment of $74,364 upon the vesting of a portion of his phantom units.

Compensation of Executive Officers

      We have no executive officers, but we reimburse affiliates of the general partner for compensation paid to the general partner’s executive officers in connection with managing us. Because the amounts we reimburse the affiliates of our general partner depend on the percentage of time the executive officers spend managing our business, we cannot predict the exact amount we will reimburse those affiliates with respect to 2005 salaries for the executive officers. Based on our current estimates, the amounts we will reimburse the affiliates of our general partner in 2005 for Messrs. Robertson, Carter, Dunlap, Hogan and Wall will be approximately $0, $247,000, $170,000, $166,000 and $123,500, respectively.

      At the discretion of our Compensation, Nominating and Governance Committee (the “CNG Committee”), the executive officers may also receive cash bonuses under our Annual Incentive Plan. The Annual Incentive Plan has been previously filed with the Commission as Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2005. These bonuses are typically determined in December. In addition, the CNG Committee may award to the executive officers phantom unit grants under our Long-Term Incentive Plan pursuant to the Form of Phantom Unit Grant Agreement filed with the Commission as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended September 30, 2004. On February 14, 2005, the CNG Committee awarded Messrs. Robertson, Carter, Dunlap, Hogan and Wall 10,000 phantom units, 5,000 phantom units, 3,500 phantom units, 2,900 phantom units and 2,500 phantom units, respectively.

      Finally, our general partner, in its discretion, may award to the executive officers up to 7.5% of the cash it receives in connection with its incentive distribution rights. The total amount paid to the executive officers with respect to incentive distributions in 2004 was $23,617.